Exhibit 99.1

News Release

Waddell & Reed Financial, Inc. Adopts New Rights Agreement to Replace
Expiring Rights Agreement

Overland Park, KS, Apr. 9, 2009 — Waddell & Reed Financial, Inc. (NYSE: WDR) announced today that its Board of Directors adopted a new Rights Agreement to become effective upon the expiration of its existing Rights Agreement.  The Company’s existing Rights Agreement is set to expire by its terms at the close of business on April 28, 2009.

The new Rights Agreement was not adopted in response to any specific effort to obtain control of the Company.  Rather, it was adopted to deter abusive takeover tactics that can be used to deprive stockholders of the full and fair value of their investment in the Company.

Henry J. Herrmann, the Company’s Chief Executive Officer, stated: “The overriding objective of the Rights Agreement is to increase the Board of Directors’ negotiating leverage and maximize stockholder value should an unsolicited offer to acquire the Company arise.  Our Rights Agreement is not intended to, and will not, prevent our stockholders from receiving the full and fair value of their shares.  The Rights Agreement should not interfere with a change of control transaction that is in the best interests of the Company and its stockholders as our Board of Directors can redeem the rights before a change in control event.”

The Rights Agreement does not in any way weaken the Company’s financial strength or interfere with its business plans.  The issuance of the rights has no dilutive effect and will not affect reported earnings per share.  It is not taxable to the Company or its stockholders and will not change the way that the Company’s shares are traded.

In implementing the Rights Agreement, the Board of Directors has declared a dividend of one preferred stock purchase right for each outstanding share of the Company’s common stock held of record as of the close of business on April 28, 2009.  Each right initially entitles the holder thereof to purchase a fraction of a share of the Company’s Series B Junior Participating Preferred Stock.  The rights will expire on April 28, 2019.

The rights are represented by the Company’s common stock certificates and are not immediately exercisable.  Under the Rights Agreement, the preferred stock purchase rights generally become exercisable upon the acquisition of 15% or more of the Company’s outstanding common stock, unless the Board of Directors redeems the rights.  If exercised, all holders of the rights, other than the acquiring person or group, would be entitled to acquire shares of the Company’s common stock at a 50% discount to the then-current market price.  In addition, if the rights become exercisable and the Company is acquired in a merger, each right would entitle the holder to purchase shares of the acquiring company at a 50% discount to the then-current market price.

Details of the Rights Agreement will be mailed to all stockholders of the Company beginning in May 2009.  Additional information concerning the Rights Agreement, including a copy of the Rights Agreement, will be filed with the Securities and Exchange Commission.  These filings will be available on the Company’s website at http://www.waddell.com and on the SEC’s website at http://www.sec.gov

Contacts

Investor Contact:

Nicole McIntosh, Director of Investor Relations, (913) 236-1880, nmcintosh@waddell.com

Mutual Fund Investor Contact:

Call (888) WADDELL, or visit www.waddell.com or www.ivyfunds.com.

Past performance is no guarantee of future results.  Please invest carefully.

About the Company

Waddell & Reed, Inc., founded in 1937, is one of the oldest mutual fund complexes in the United States, having introduced the Waddell & Reed Advisors Group of Mutual Funds in 1940. Today, we distribute our investment products through the Waddell & Reed Advisors channel (our network of financial advisors), our Wholesale channel (encompassing broker/dealer, retirement, registered investment advisors as well as the activities of our Legend subsidiary), and our Institutional channel (including defined benefit plans, pension plans and endowments, as well as the activities of ACF and our subadvisory partnership with Mackenzie in Canada).

Through its subsidiaries, Waddell & Reed Financial, Inc. provides investment management and financial planning services to clients throughout the United States. Waddell & Reed Investment Management Company serves as investment advisor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolios, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Investment Management Company serves as investment advisor to Ivy Funds, Inc. and the Ivy Funds portfolios. Waddell & Reed, Inc. serves as principal underwriter and distributor to the Waddell & Reed Advisors Group of Mutual Funds, Ivy Funds Variable Insurance Portfolio, Inc. and Waddell & Reed InvestEd Portfolios, Inc., while Ivy Funds Distributor, Inc. serves as principal underwriter and distributor to Ivy Funds, Inc. and the Ivy Funds portfolios.